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                                                                   EXHIBIT 99.1


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First Security Group Inc.

                                                           A Multi-bank Holding
                                                                        Company
                                                         ----------------------
                                                               Rodger B. Holley
                                                                      President


August 9, 2002


Dear Fellow Shareholder:


I am pleased to report First Security Group's operating results for the second quarter of 2002. Enclosed is a copy of the company's proxy statement for our shareholders of record as of August 7, 2002.

FSG earned $779 thousand for the second quarter of 2002, compared to a loss of $51 thousand for the same period in 2001. Net income for the six months ended June 30, 2002 was $1.6 million versus $42 thousand for the first six months of 2001.

On August 8, 2002, FSG concluded its private placement stock offering. In excess of $25 million was raised from approximately 420 shareholders. We welcome and thank our new shareholders for their investment.

On July 20, 2002, we completed our acquisition of First State Bank, a Tennessee state-chartered bank with two branches located in Maynardville, Tennessee. As of December 31, 2001, First State Bank had consolidated assets of approximately $43.1 million, consolidated deposits of approximately $36.9 million, and consolidated shareholders' equity of approximately $5.8 million.

First State is a first step in our strategic plan to bring community banking to the Knoxville metropolitan area. Our immediate plans include opening full-service banking offices in Jefferson and Knox counties.

We owe a great deal of thanks to each of you for helping us achieve our goals and build positive momentum. We appreciate your continuing support, including your banking business and referrals.


Sincerely,

/s/ Rodger B. Holley

Rodger B. Holley
President/Chief Executive Officer
First Security Group, Inc.


                 817 Broad Street, Chattanooga, Tennessee 37402
                       - 423-266-2000 - Fax 423-267-3383